Exhibit 23.3

To the Board of Directors of:

Heckmann Corporation

We consent to the inclusion in the Form 8-K of Heckmann Corporation to be filed on or about November 5, 2008, our restated report dated April 12, 2008, except note 19 which is dated August 18, 2008 relating to the consolidating financial statements of China Bottles Inc. and subsidiaries (formerly Hutton Holdings Corporation) as of and for the fiscal years ended December 31, 2007 and 2006, and our report dated May 26, 2007, relating to the consolidated financial statements of Olympic Forward Trading Company, Limited as of and for the fiscal years ended December 31, 2006 and 2005.

/s/ Madsen & Associates CPA’s, Inc.
MADSEN & ASSOCIATES CPA’s, INC.
Certified Public Accountants

Salt Lake City, Utah

November 4, 2008